EXHIBIT 10.1


CONTRACT NUMBER:  96-007-1
TITLE:            Eradicator
DATE:             February 19, 1996
BETWEEN:          Accolade, Inc. and New World Interactive
TERRITORY:        Latin America

INTERNATIONAL LICENSE, DISTRIBUTION AND LOCALIZATION AGREEMENT

This International License, Distribution and Localization Agreement ("AGREEMENT") is entered into this 28 day of February, 1997 ("EFFECTIVE DATE") by and between Accolade, Inc. ("ACCOLADE"), A California corporation, with its principal place of business at 5300 Stevens Creek Blvd., Suite 500, San Jose, California 95129 and New World Interactive, Inc. ("DISTRIBUTOR"), a U.S. corporation, with its principal place of business at 7620 NW 25th Street, Units 4 and 5, Miami, Florida 33122.

                                    RECITALS

WHEREAS, Accolade is in the business of developing, licensing and publishing interactive entertainment software; and

WHEREAS, Distributor is in the business of developing, licensing, manufacturing and distributing interactive entertainment software; and

WHEREAS, Distributor wishes to prepare localized versions of certain of Accolade's interactive entertainment software titles for use in the Territory and to exercise manufacturing and distribution rights to such localized versions, and Accolade wishes to have Distributor do so during the Term of this Agreement;

NOW, THEREFORE, in consideration of the performance of the mutual covenants contained herein, Distributor and Accolade hereby agree as follows:

1.0  DEFINITIONS

     1.1 "ADDITIONAL TITLES" means the computer software programs published by Accolade that are expressly added to this Agreement by subsequent Addenda mutually executed by the parties, referencing this Agreement, and supplementing the exhibits to this Agreement, as needed.


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     1.2 "INITIAL TITLES" means the computer software programs published by
Accolade that are set forth in EXHIBIT A.

     1.3 "INTELLECTUAL PROPERTY RIGHTS" means any and all worldwide copyright rights (including but not limited to rights in audiovisual works and Moral Rights), patent rights, trade secret rights, trademark rights (and goodwill appurtenant thereto), merchandising rights, rights of privacy, rights of publicity, and any and all other intellectual property and proprietary rights available in any jurisdiction in the world.

     1.4 "LOCALIZED VERSION" means a version of the Titles other than in English as is specified in EXHIBIT A and which comply with the specification set forth in EXHIBIT A.

     1.5 "LOCALIZED PRINTED MATERIALS" means a version of the Printed Materials, other than in English, as is specified in EXHIBIT A and which complies with the specification set forth in EXHIBIT A.

     1.6 "LOCALIZATION KIT" means the files for the Titles as described on EXHIBIT A.

     1.7 "MARK" means any trademark, trade name, service mark, logo, design, character, or artwork owned by, or licensed to, Accolade.

     1.8 "MORAL RIGHTS" means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author's reputation, and any similar right, existing under common or statutory law of any country or jurisdiction of the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

     1.9 "RETAIL NET RECEIPTS" Means the titles wholesale selling price with no other deductions.

     1.10 "OEM NET RECEIPTS" Means the total revenue from the sale less COGS only if Distributor manufactures and pays for the manufacture of the goods.

     1.11 "PRINTED MATERIALS" will mean the packaging, artwork, manuals, instructional materials, documentation, product warranty card, end user license agreement and any other printed matter relating to the Titles.

     1.12 "TERRITORY " means Latin America, which is comprised of Mexico, Central America and South America, and the Caribbean.

     1.13 "TITLES" means the Initial Titles and any and all Additional Titles.


2.0 TERM

     2.1 TERM. This Agreement will continue in effect for two (2) years following the Effective Date, unless terminated as specified in Section 7 herein; provided, however, that if this

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Agreement, or any of its terms of conditions, must be approved by any governmental authorities in the Territory prior to its becoming effective, then this Agreement will not go into effect unless and until such approval is obtained.

     2.2 RENEWAL. This Agreement shall automatically renew for two (2) successive one (1) year periods/terms, after two (2) years the Agreement may be renewed upon mutual written agreement, unless either party gives written notice of cancellation at least sixty (60) days prior to renewal.

3.0 GRANTS OF LICENSE

     3.1 TRANSLATION LICENSE. Subject to the terms and conditions of this Agreement, Accolade hereby grants to Distributor a limited, non-assignable, exclusive right and license to use, copy, translate, modify, and create derivative works based upon, the Titles in the Territory during the term of this Agreement solely for the purpose of creating the Localized Versions.

     3.2 LOCALIZATION KIT LICENSES. Subject to the terms and conditions of this Agreement, Accolade hereby grants to Distributor a limited, non-assignable, non-exclusive right and license to use and copy the Localization Kit solely for the purpose of creating the Localized Versions in the Territory during the term of this Agreement.

     3.3 MANUFACTURE AND DISTRIBUTION LICENSE.

         a. Upon Accolade's and, where applicable Sony of Europe ("Sony"), acceptance of a Localized Version pursuant to Section 4.3, Accolade grants to Distributor a limited, nonassignable, exclusive right and license to copy, manufacture, distribute, advertise and promote such Localized Version, in object code form only, solely in, and solely for use in, the Territory during the term of this Agreement pursuant to the terms and conditions set forth in this Agreement.

     3.4 AFFILIATED LABEL AGREEMENT. The parties, during the terms of this agreement, agree to evaluate in good faith, the possibility of entering into an affiliated label agreement for other products which are not the subject of this agreement.

     3.5 DISTRIBUTION RESTRICTIONS. a. Distributor will not have any right to distribute the Localized Versions outside of, or for use outside of, the Territory. Distributor will not have any right to distribute the Localized Versions in the Territory or otherwise by electronic means, including, but not limited to, by any third-party on-line service, the Internet, satellite, cable, wire, or any other electronic means of distribution now known or hereafter developed.

     b. Distributor shall not distribute the titles as part of budget or "compilation" programs. However, both parties agree to negotiate in good faith the budget line opportunities.

     3.6 TRADEMARK LICENSE.


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     (a) USE DURING AGREEMENT. Subject to the terms and conditions of this
Agreement, Accolade hereby grants to Distributor a limited, non-assignable, non-exclusive right and license to use the Marks Accolade uses for the Titles in connection with Distributor's advertisement, promotion and distribution of the Localized Versions in the Territory during the term of this Agreement. Distributor's use of such Marks will be in accordance with Accolade's policies in effect from time to time, including but not limited to trademark usage guidelines. Distributor agrees not to attach any additional trademarks, trade names, logos or designations to any Localized Version without the prior written consent of Accolade. Distributor further agrees not to use any Accolade Mark in connection with any product other than the Localized Versions.

     (b) TRADEMARK NOTICES. Distributor will include on each Localized Version that it distributes, and on all containers and storage media therefor, all Marks included by Accolade on the corresponding Title, except as Accolade may instruct Distributor is writing. Distributor agrees not to alter, erase, deface or overprint any such notice on anything provided by Accolade. Distributor also will include the appropriate trademark notices when referring to any Localized Version in advertising and promotional materials.

     (c) DISTRIBUTOR DOES NOT ACQUIRE PROPRIETARY RIGHTS IN MARKS. Distributor has paid no consideration for the use of Accolade's Marks, and nothing contained in this Agreement will give Distributor any right, title or interest in any of them. Distributor acknowledges that Accolade owns and retains all right, title and interest in all Marks associated with the Titles, and agrees that it will not at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity of any Mark belonging to or licensed to Accolade (including, without limitation any act or assistance to any act, which may infringe or lead to the infringement of any of Accolade's proprietary rights).

     (d) NO CONTINUING RIGHTS. Upon expiration or termination of this Agreement, and subject to Distributor's sell-off rights according to section 7.4 herein, Distributor will immediately cease all display, advertising and use of all Accolade Marks and will not thereafter use, advertise or display any trademark, trade name, logo or designation which is, or any part of which is, similar to or confusing with any Mark associated with any Accolade product.

     (e) OBLIGATION TO PROTECT. At Accolade cost, Distributor agrees to use reasonable efforts to protect Accolade's proprietary rights in the Marks and to cooperate in Accolade's efforts to protect its proprietary rights in the Marks. Distributor agrees to promptly notify Accolade of any known or suspected breach of Accolade's proprietary rights in the Marks that comes to Distributor's attention.

     3.6 RESERVED RIGHTS.

         (a) All rights not expressly granted to Distributor, including those rights set forth in Section 3.4, herein are reserved by Accolade.

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     4.0 TRANSLATION AND LOCALIZATION

     4.1 CREATION OF LOCALIZED VERSIONS. Distributor will exert best efforts, at its expense, to develop the Localized Versions in accordance with the specification set forth in EXHIBIT A for use in the Territory and as are required to comply with the local laws of the Territory. Distributor will be responsible for translating, at its expense, all Printed Materials used in connection with the Titles into the language(s) of the Territory. Other than word-for-word translation of the Printed Materials and the text electronically displayed by the Titles, Distributor will consult with Accolade, or Sony where applicable, as to what changes need to be made to the Titles and Printed Materials pursuant to this section, and will obtain Accolade's prior written consent to all such changes. Accolade agrees to provide Distributor with at no expense to Distributor, all existing Artwork, Packaging and Marketing Materials associated with the titles.

         (a) COMPETING PRODUCTS. Accolade acknowledges and agrees that Distributor may manufacture, sell and distribute products which might compete with the Titles.

     4.2 ASSIGNMENT OF RIGHTS.

         (a) ASSIGNMENT. Distributor agrees and acknowledges that the Localized Versions, the Localized Printed Materials, and all Intellectual Property Rights therein will be the sole and exclusive property of Accolade. Distributor hereby irrevocably transfers and assigns to Accolade all of its worldwide right, title, and interest that Distributor may have at any time in and to the Localized Versions, the Localization Kit, the Localized Printed Materials, and all Intellectual Property Rights therein.

         (b) FURTHER ASSURANCES. As a condition of Accolade's obligations under this Agreement, Distributor will provide reasonable assistance and cooperation to Accolade, at Accolade's expense, to acquire, transfer, maintain, perfect, and enforce Accolade's Intellectual Property Rights in the Localized Versions and the Localized Printed Materials, including, but not limited to, execution of a formal assignment document or such other documents as Accolade may request at any time. Distributor acknowledges that it is not entitled to additional compensation for complying with its obligations under this section.

         (c) Accolade shall have the right to purchase the localized version of the Titles from distributor at cost of goods(COGS) plus four dollars ($4.00), for sale by Accolade outside the territory. Distributor shall not pay royalties to Accolade on units purchased by Accolade.

         (d) MORAL RIGHTS. Developer hereby, on behalf of itself and its employees and contractors, irrevocably transfers and assigns to Accolade, and waives and agrees never to assert, any and all Moral Rights that Distributor or its employees or contractors may have in or with respect to the Localized Versions, even after termination or expiration of this Agreement.

4.3 THE LOCALIZATION/TRANSLATION PROCESS

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     The process of localizing and translating the Titles into the Localized
Version by Distributor shall proceed as follows for each Title:

         (a) Accolade shall deliver to Distributor two (2) samples of the Titles and the items set forth on Exhibit "C" to the Agreement (the "Deliverables") as soon as they are available. Distributor shall then have fourteen (14) days to examine the Deliverables and advise Accolade in writing if all of the Deliverables were not provided. Accolade shall then have another seven (7) days to provide all missing Deliverables.

         (b) In addition, without payment of royalty or other compensation to Accolade by Distributor, Distributor shall have the right to manufacture up to 400 copies of a short version of the Titles referred to in the industry as a "demo" and up to 100 samples of the Localized Version per language into which it is localized/translated for promotional use. Distributor may not derive any revenue from "demos" or "samples" defined herein. If Distributor derives revenue then Distributor owes Accolade the appropriate royalties.

         (c) As part of the localization/translation process, Distributor may make minor changes to the format, title and concept of the Titles reasonably necessary to localize or translate, including changes to the Printed Materials which it deems appropriate for marketing purposes, all subject to Accolade's approval in accordance with the procedures set forth in the following paragraphs.

         (d) Upon completion of the localization/translating process, Distributor shall deliver to Accolade an appropriate sample of the Localized Version and bluelines of all Printed Materials, for Accolade's testing and approval, which approval shall not be unreasonably withheld.

         (e) (i) For products that do not require third party approval: Accolade shall have five (5) business days from the delivery of the Localized Version and bluelines within which to test same and either approve of the Localized Version or provide Distributor with specific and detailed objections in writing. Failure to timely object in writing as set forth herein shall constitute approval by Accolade. If Accolade has objections, the process of submission and testing shall continue until all reasonable objections by Accolade have been cured ("Final Approval"). (ii) For products that require third party approval, Accolade and Distributor shall be subject to the approval process as defined by the third party.

         (f) Upon Final Approval the Localized Version shall be deemed to be complete and ready for sale. Distributor may accept orders for the Localized Version prior to Final Approval; but may not ship the Localized Version before Final Approval.

         (g) Any Localized Version created pursuant to this Agreement, and all materials and documents generated by Distributor in connection with the creation of the Localized Version, shall be owned exclusively by Distributor. However, Distributor does not have the right to manufacture, market or distribute the localized version of the Title, or any derivation of the Title, without the express written consent of Accolade as defined by this or any future Agreement.

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         (h) Accolade's failure to timely deliver all of the Deliverables for each Title in accordance with subparagraph (a) of this paragraph or its failure to release any of the Titles for distribution within sixty (60) days of the release date identified on Exhibit A for each Title, shall, at Distributor's option (which option may be exercised at any time), result in the following:

              (i) Termination of this Agreement for each Title affected pursuant to subparagraph (i) of this paragraph; or

              (ii) A ten (1O) percent reduction in the Minimum Sales Guaranteed set forth in paragraph 6.4 for each Title affected, for every month or part thereof that the Deliverables are late in being delivered or that release of a Title is delayed, which reduction can be taken against any payment or sum due to Accolade by Distributor and is in the nature of liquidated damages and not as a penalty.

         (i) In the event Distributor cannot localize and translate any particular Title so as to create a marketable Localized Version for that Title, due to defects in the Title of the Deliverables, Distributor shall have the option to cancel this Agreement with respect to that Title only, in which case Distributor shall return all materials provided to it by Accolade with respect to that Title and this Agreement shall be deemed terminated as to that Title. Upon such a termination, Accolade shall promptly refund any and all payments made to it by Distributor under this Agreement with respect to the canceled Title.

         (j) At Distributor's request and upon presentation of evidence of third party violations of Distributor's exclusivity under this Agreement, Accolade shall take reasonable steps at Distributor's pre-approved expense, to stop unauthorized persons from translating or localizing any of the Titles or using Distributor's Localized Version for sale into the Territory.

4.4 WARRANTY CARD AND END USER LICENSE AGREEMENT.

         (a) Distributor will, at its sole expense, prepare and deliver to Accolade a translation from English into the appropriate language(s) of any product warranty card and/or end user license agreement supplied with the Initial Titles. Such translations will be included, in the same manner as in Accolade's software packages for the Initial Titles in the U.S., in every package of the Localized Version manufactured by Distributor hereunder, except as Distributor may be instructed by Accolade in writing.

         (b) Distributor agrees that it will notify Accolade in writing as soon as possible if it knows, or has reason to believe, that any of the translations specified in subsection (a) above: (i) violates any law, rule or regulation in effect in the Territory; or (iii) requires any additional terms. In such event, Distributor will provide reasonable cooperation to Accolade in resolving any issue with respect to the foregoing.

5.0 MANUFACTURE AND DISTRIBUTION

     5.1 MANUFACTURE OF LOCALIZED PRODUCTS. Distributor will manufacture at its sole expense the Localized Versions at its principal place of business as set forth above, unless

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otherwise agreed in writing by Accolade, in a workmanlike manner. Distributor will provide at no charge reasonable numbers of samples of the Localized Version for Accolade's inspection upon Accolade's request at any time.

5.2 OBLIGATIONS OF DISTRIBUTOR.

         (a) PROMOTIONAL EFFORTS. Distributor will use its best efforts to (i) vigorously promote the distribution of the Localized Versions in the Territory in accordance with the terms and policies of Accolade as announced from time to time; and (ii) satisfy those reasonable criteria and policies with respect to Distributor's obligations under this Agreement communicated in writing to Distributor by Accolade from time to time.

         (b) ADVERTISING OBLIGATIONS. Distributor will aggressively advertise the Localized Products in the Territory in accordance with this Agreement, provided that Distributor will not use advertisements that have not been approved in writing by Accolade.

         (c) INVENTORY. Distributor will maintain at least one warehouse facility in Miami or the Territory, and will maintain an inventory of the Localized Versions and warehousing facilities sufficient to serve adequately the needs of its distributors and customers on a timely basis.

         (d) DISTRIBUTOR PERSONNEL. Distributor will train and maintain a sufficient number of capable technical and sales personnel having the knowledge and training necessary to: (i) inform customers properly concerning the features and capabilities of the Localized Versions and, if necessary, competitive products; (ii) service and support the Localized Versions in accordance with Distributor's obligations under this Agreement; and (iii) otherwise carry out the obligations and responsibilities of Distributor under this Agreement.

         (e) TECHNICAL EXPERTISE. Distributor and its staff will be conversant with the technical language conventional to the Localized Versions and similar computer products in general, and will develop sufficient knowledge of the industry, of the Titles, and of products competitive with the Titles (including specifications, features and benefits) so as to be able to explain in detail to its customers the differences between the Titles and competitive products.

         (f) SERVICE AND SUPPORT. Distributor will provide prompt service and support for all Localized Products distributed in the Territory. Distributor will provide necessary and useful installation assistance and consultation on the use of the Localized Versions; timely respond to customers' general questions concerning use of the Localized Versions; and assist customers in the diagnosis and correction of problems encountered in using the Localized Versions.

         (g) DISTRIBUTOR COVENANTS. Distributor will: (i) conduct business in a manner that reflects favorably at all times on the Localized Versions and the good name, good will and reputation of Accolade; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Accolade;
(iii) make no false or misleading representations with regard to

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Accolade, the Titles, or the Localized Versions; (iv) not publish or employ, or cooperate in the publication or employment of, any misleading or deceptive advertising material with regard to Accolade, the Titles, or the Localized Versions; (v) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the Titles or the Localized Versions that are inconsistent with the literature distributed by Accolade; and (vi) not enter into any contract or engage in any practice detrimental to the interests of Accolade in the Localized Versions.

         (h) COMPLIANCE WITH LAW. Distributor will comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Localized Versions.

         (i) COMPLIANCE WITH U.S. EXPORT LAWS. Distributor acknowledges that all Localized Versions, including Printed Materials and other technical data, are subject to export controls imposed by the U.S. Export Administration Act of 1979, as amended (the "ACT"), and the regulations promulgated thereunder. Distributor will not export or re-export (directly or indirectly) any Localized Versions or Printed Materials or other technical data therefor without complying with the Act and the regulations thereunder. Accolade will be responsible of informing if such exists in a product.

         (j) GOVERNMENTAL APPROVAL. If any approval with respect to this Agreement, or the notification or registration thereof, will be required at any time during the term of this Agreement, with respect to giving legal effect to this Agreement in the Territory, or with respect to compliance with exchange regulations or other requirements so as to assure the right of remittance abroad of U.S. dollars pursuant to Section 6 hereof or otherwise, Distributor will immediately take whatever steps may be necessary in this respect, and any charges incurred in connection therewith will be for the account of Distributor. Distributor will keep Accolade currently informed of its efforts in this connection.

         (k) MARKET CONDITIONS. Distributor will advise Accolade promptly concerning any market information that comes to Distributor's attention respecting Accolade, the Titles, the Localized Versions, Accolade's market position or the continued competitiveness of the Titles or the Localized Versions in the marketplace. Distributor will confer with Accolade from time to time at the request of Accolade on matters relating to market conditions, sales forecasting and product planning relating to the Localized Versions.

         (l) COSTS AND EXPENSES. Except as expressly provided herein or agreed to in writing by Accolade and Distributor, Distributor will pay all costs and expenses incurred in the performance of Distributor's obligations under this Agreement.

     5.3 RECORDS. Distributor will maintain for at least two (2) years after any termination or expiration of this Agreement copies of all contracts and accounts relating to distribution of the Localized Versions. Distributor will permit examination thereof, solely to determine Distributor's compliance with the terms and conditions of this Agreement, by authorized representatives of Accolade at all reasonable times.

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6.0 FINANCIAL

     6.1 ROYALTIES AND ADVANCE ON SALES.

         (a) ROYALTIES. Distributor will pay Accolade royalties on sales of the Localized Versions as set forth on Exhibit B ("Royalties").

         (b) ADVANCES. Distributor will pay Accolade advances against future Royalties and against the minimum guaranty, as set forth on EXHIBIT B ("ADVANCES").

     6.2 PAYMENTS AND ACCOUNTING.

         (a) ROYALTIES. Distributor will render a statement of account to Accolade within thirty (30) days after the close of each calendar quarter. The statement will show the Royalties payable thereon to Accolade and will provide sufficient information, as requested by Accolade, to enable Accolade to confirm that the Royalties have been calculated correctly. Distributor will pay Accolade all Royalties accrued during each quarter concurrently with the statement of account. In the event that Distributor is late in making a royalty payment to Accolade, Accolade will have the right to charge interest on the past due payment at a rate equal to the lesser of one and one-half percent (1.5%) per month, or the maximum rate allowed by applicable law.

         (b) AUDIT. Accolade will have the right to audit Distributor's records and books which are relevant to Distributor's obligations under this Agreement at any time. Costs for such audits and related activities will be paid for by Accolade; provided that if the results of the audit show a shortfall in payments owed to Accolade exceeding FIVE percent (5%), the costs for the audit will be paid by Distributor.

     6.3 TAXES. All amounts payable under this Agreement are exclusive of all sales, use, value-added, and other taxes and duties. Distributor will pay all taxes and duties assessed in connection with this Agreement and its performance by any authority within or outside of the U.S., except for taxes payable on Accolade's net income. Notwithstanding the foregoing, Accolade acknowledges and agrees that withholding taxes are included as part of the total royalty payable by Distributor. Distributor will provide Accolade with written documentation, including but not limited to copies of receipts, of any and all such taxes paid in connection with this Agreement.

     6.4 MINIMUM SALES GUARANTEE. Distributor guarantees to Accolade that a minimum amount of Royalties for each Localized Version, as set forth in Exhibit B, will have been paid to Accolade. Such minimum amount will be paid either in total Royalties payable on each Localized Version, or if there is a shortfall, then by separate payment. Distributor agrees and acknowledges there will not be any cross-collateralization between the minimum Royalty amounts for each Localized Version.

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     6.5 PAYMENT FORMS. Distributor agrees that all payments due Accolade under this Agreement will be paid solely in U.S. funds by direct wire transfer to Accolade's bank account, or by check. Wire transfer instructions will be given to Distributor by Accolade in writing. Any currency exchanges will be calculated as of the customary exchange rate published on the last day of the calendar quarter in which the payments became due.

7.0 TERMINATION

     7.1 TERMINATION UPON BANKRUPTCY. If either party becomes subject to any bankruptcy law and/or if the business of either party is placed in the hands of a receiver, or trustee in bankruptcy, whether by voluntary act of such party or otherwise, then the other party will have the right to terminate this Agreement by written notice to the other party.

         7.2 TERMINATION UPON BREACH. Should a material breach of this Agreement occur, then the injured party may provide the breaching party with written notice of such breach. If such breach is not cured within thirty (30) days of the receipt of such written notice, then the injured party will have the right to terminate this Agreement immediately. Distributor and Accolade agree that a material breach includes, but is not limited to the following actions: exceeding the scope of the license grant, violating any of Accolade's Intellectual Property Rights, and non-payment of Royalties, Advances, or minimum Royalty amounts.

     7.3 RETURN OF INFORMATION. Following any expiration or termination of this Agreement, Distributor will return to Accolade all of Accolade's Confidential Information (as defined in Section 13 below) as well as all tangible property, including plans, drawings, specifications, papers, computer hardware or related equipment, documents, manuals, computer programs, and other records, including all complete or partial copies thereof, which refer or relate to the Titles, the Localized Versions, or the Localization Kit. All such material will be returned within ten (1O) days after expiration or termination of this Agreement, and Distributor will certify in writing that it has complied with this section.

     7.4 DISTRIBUTION. Upon any termination or expiration of this Agreement, Distributor must immediately cease copying, manufacturing, marketing, selling, promoting and distributing the Localized Versions and using the Marks; provided, however, that Distributor may deplete its then-existing inventory after the date of such termination or expiration, provided that termination was not due to Distributor's breach under section 7.2 above.

     7.5 NO DAMAGES FOR TERMINATION OR EXPIRATION.

         (a) DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE BREACH, TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 7. BOTH PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF

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THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS
EXPRESSLY PROVIDED IN THIS AGREEMENT.

         (b) GOODWILL. Accolade will not be liable to Distributor on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by Distributor or for any other reason whatsoever based upon or growing out of such termination or expiration. Distributor acknowledges that (i) Distributor has no expectation and has received no assurances that any investment by Distributor in the promotion of the Localized Versions will be recovered or recouped or that Distributor will obtain any anticipated amount of profits by virtue of this Agreement, and (ii) Distributor will not have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the promotion of the Localized Versions or in "goodwill" created by its efforts hereunder.

         (c) MATERIALITY. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR ACCOLADE TO ENTER INTO THIS AGREEMENT AND THAT ACCOLADE WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN.

         7.6 SURVIVAL. The following sections of this Agreement will survive any expiration or termination of this Agreement: 4.2 (Assignment of Rights), 5.5 (Records); 7.3 (Return of Information), 7.5 (No Damages for Termination or Expiration), 7.6 (Survival), 8 (Distributor's Representations and Warranties), 9 (Accolade's Representations and Warranties), 10 (Indemnification), 11 (Limited Warranty; Disclaimer of Warranties), 12 (Limited Liability), 13 (Confidentiality), 14 (Proprietary Rights), and 15 (General Provisions).

8.0 DISTRIBUTOR'S REPRESENTATIONS AND WARRANTIES

     8.1 AUTHORITY. Distributor represents and warrants that it is duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated, and that Distributor has the full rights, power, legal capacity and authority to enter into this Agreement, and to carry out the terms hereof.

     8.2 NO CONFLICTS. Distributor represents and warrants that it is under no contractual or other legal obligation which would interfere in any way with the full, prompt, and complete performance of its obligations pursuant to this Agreement

     8.3 INTELLECTUAL PROPERTY RIGHTS. Except as may be contained in the Localization Kit as delivered to Distributor, Distributor represents and warrants that the Localized Versions, as prepared by Distributor: (i) will be entirely original to Distributor, without containing any third party content or technology, other than subcontracting work in connection with the translation and recording; and (ii) will not infringe the Intellectual Property Rights of any third party.

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9.0 ACCOLADE'S REPRESENTATIONS AND WARRANTIES

     9.1 AUTHORITY. Accolade represents and warrants that it is duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated, and that Accolade has the full rights, power, legal capacity and authority to enter into this Agreement, and to carry out the terms hereof, including the rights to grant the licenses set forth herein and the obligation to maintain such licenses during the term of this Agreement.

     9.2 NO CONFLICTS. Accolade represents and warrants that it is under no contractual or other legal obligation which would interfere in any way with the full, prompt, and complete performance of its obligations pursuant to this Agreement

     9.3 INTELLECTUAL PROPERTY RIGHTS. Accolade represents and warrants that the Localization Kit, as delivered to Distributor, will not infringe the Intellectual Property Rights of any third party. Except that all rights granted under Section 3.5 are accepted "AS IS" by distributor with express understanding that Accolade is not obligated to obtain Trademark protection for the titles in any country within the Territory.

10.0 INDEMNIFICATION

     10.1 INDEMNIFICATION BY ACCOLADE. Accolade will defend with legal counsel exclusively chosen and directed by Accolade, at its sole expense, any claim, suit or proceeding brought against Distributor insofar as such claim, suit or proceeding is based upon a claim by a third party alleging facts or circumstances that, if true, would constitute a breach of any representation or warranty of Accolade set forth in Section 9, provided Distributor gives prompt written notice of any such suit or proceeding and provides Accolade at no cost with such assistance and cooperation as Accolade may reasonably request in the defense thereof. Subject to Section 10.2, Accolade will pay any damages and costs assessed against Distributor (or paid or payable by Distributor pursuant to a settlement agreement or any other resolution, formal or informal) in connection with such claim, suit or proceeding. Distributor reserves the right to participate in any such claim, suit, or proceeding at its own expense.

     10.2 INDEMNIFICATION BY DISTRIBUTOR. Distributor will defend with legal counsel exclusively chosen and directed by Distributor, at its sole expense, any claim, suit or proceeding brought against Accolade insofar as such claim, suit or proceeding is based upon a claim by a third party alleging facts or circumstances that, if true, would constitute a breach of any representation or warranty of Distributor set forth in Section 8, provided Accolade gives prompt written notice of any such suit or proceeding and provides Distributor at no cost with such assistance and cooperation as Distributor may reasonably request in the defense thereof. Distributor will pay any damages and costs assessed against Accolade (or paid or payable by Accolade pursuant to a settlement agreement or any other resolution, formal or informal) in connection with such claim, suit or proceeding. Accolade reserves the right to participate in any such claim, suit, or proceeding at its own expense.

     10.3 OTHER INDEMNIFICATION BY DISTRIBUTOR. Distributor will defend and indemnify Accolade (including reasonable attorneys' fees and costs of litigation) against and hold Accolade harmless from, any and all claims by any third party resulting from Distributors acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement.

11.0 LIMITED WARRANTY; DISCLAIMER OF WARRANTIES

     11.1 LIMITED WARRANTY. ACCOLADE MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE TITLES OR THE LOCALIZATION KIT OR AS TO SERVICE TO DISTRIBUTOR.

     11.2 DISCLAIMER OF WARRANTIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, ARE HEREBY EXCLUDED BY ACCOLADE.

     11.3 DISTRIBUTOR WARRANTY. Distributor will make no warranty, guarantee or representation, whether written or oral, on Accolade's behalf, in any Localized Printed Materials, advertising, or otherwise.

12.0 LIMITED LIABILITY

     12.1 CONSEQUENTIAL DAMAGES. REGARDLESS WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY IT, ITS CUSTOMERS OR OTHERS ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TITLES, THE LOCALIZATION KIT OR THE LOCALIZED PRODUCTS, FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE.

     12.2 MAXIMUM LIABILITY. IN NO EVENT WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT (INCLUDING, BUT NOT LIMITED TO, THE TITLES, THE PRINTED MATERIALS, AND THE LOCALIZATION KIT) FROM ALL CAUSES OF ACTION OF ANY KIND, INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY, EXCEED THE TOTAL AMOUNT PAID BY DISTRIBUTOR TO ACCOLADE HEREUNDER.

     12.3 RELIANCE. Distributor acknowledges that Accolade has set its royalty rates and entered into this Agreement in reliance on the disclaimers of liability, the disclaimers of warranty

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and the limitations of liability set forth in this Agreement and that such terms form an essential basis of the bargain between the parties.

13.0 CONFIDENTIALITY

     13.1 PROTECTION OF CONFIDENTIAL INFORMATION. Each party acknowledges that, during the term of this Agreement, it will have access to proprietary or confidential information of the other party ("CONFIDENTIAL INFORMATION"). Each party will use its best efforts to protect the Confidential Information of the other party in the same manner in which it protects its own proprietary or confidential information (but in no event less than reasonable care), and will not use or disclose such Confidential Information, except as may be specifically permitted hereunder.

         13.2 CONFIDENTIAL INFORMATION. The following items will be treated as the Confidential Information: (i) the Titles, the Localized Versions, the Localization Kit, any technical or design information related to any Title or Localized Version, the Printed Materials and the Localized Printed Materials;
(ii) the business or technical information of either party, including, but not limited to any information relating to its product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or knowhow; (iii) any information designated as "confidential" or "proprietary" or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (iv) the existence and terms and conditions of this Agreement.

     13.3 EXCEPTIONS TO CONFIDENTIAL TREATMENT. The following types of information will not be considered to be Confidential Information:

         (a) information that was known by the receiving party prior to the date of this Agreement and not obtained or derived, directly or indirectly, from the disclosing party or its affiliates, or if so obtained or derived, was lawfully obtained or derived and is not held subject to any confidentiality or non-use obligations;

         (b) information which is or becomes public or available to the general public or the computer software industry otherwise than through any act or default of the receiving party;

         (c) information that is obtained or derived prior or subsequent to the date of this Agreement from a third party which, to the best knowledge of the receiving party, is lawfully in possession of such information and does not hold such information subject to any confidentiality or non-use obligations;

         (d) information which is independently developed by the receiving party without use of the disclosing party's Confidential Information, which the receiving party can prove with written evidence; or

         (e) information which is required to be disclosed by one of the parties pursuant to applicable law or under a government or court order; provided, however, that (i) the

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obligations of confidentiality and non-use will continue to the fullest extent not in conflict with such law or order, and (ii) if and when a party is required to disclose such Confidential Information pursuant to any such law or order, such party will use its best efforts to obtain a protective order or take such other actions as will prevent or limit, to the fullest extent possible, public access to, or disclosure of, such Confidential Information.

     13.4 CONTINUATION OF OBLIGATIONS. The obligations under this Section 13 will continue for three (3) years following any expiration or termination of this Agreement.

14.0 PROPRIETARY RIGHTS

     14.1 TITLES. Distributor agrees and acknowledges that Accolade owns, and will continue to own, all Intellectual Property Rights in and to the Titles, the Printed Materials, and the Localization Kit.

     14.2 LOCALIZED VERSIONS. Distributor agrees and acknowledges that, pursuant to Section 4.2 above, Accolade will own all Intellectual Property Rights in and to the Localized Versions and Localized Printed Materials.

     14.3 PROPRIETARY NOTICES. Distributor agrees to place Accolade's copyright notice and other legal notices on each copy of the Localized Versions and Localized Printed Materials. Such proprietary notices are specified on EXHIBIT A.

     14.4 THIRD PARTY INFRINGEMENT. Distributor agrees to give prompt written notice to Accolade of any activities or threatened activities of any third party of which it becomes aware that infringe any Intellectual Property Rights related to the Titles, the Localized Versions, or the Marks. Distributor agrees to cooperate and generally assist Accolade, at Accolade's expense, in taking such action as is necessary or appropriate to prevent or remedy such activities.

     14.5 THIRD PARTY CLAIMS. Distributor will promptly notify Accolade in writing of any legal proceeding instituted, or written claim or demand asserted by, any third party against Distributor with respect to the infringement of any Intellectual Property Right, which is alleged to result from the license, sale or use of any of the Localized Versions, the Localized Printed Materials, or the Marks.

15.0 GENERAL PROVISIONS

         15.1 ASSIGNMENT. Distributor may not assign its rights or delegate its duties under this Agreement without the prior written consent of Accolade. This Agreement will be binding upon and will inure to the benefit of Accolade and Distributor and their respective successors and permitted assigns.

         15.2 NOTICE. Any notice or other advice herein required or permitted to be given will be given in writing and may be delivered personally to any officer of Accolade or Distributor, as appropriate, by express courier, or sent by registered or certified mail, postage and fees prepaid, with return receipt requested to the address specified above or, if different, the then most current address of the other party known to the party giving such notice. Either party may from time to time specify or change the address for such notice by giving written notice thereof to the other party in the manner hereinabove provided. A notice will be deemed given upon the date it was delivered to the other party.

         15.3 FORCE MAJEURE. Neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "FORCE MAJEURE"), including, but not limited to, strikes, riots, embargoes, war, invasion, acts of civil or military authorities, fire, floods, explosion, earthquakes, accidents, delays in carriers, acts of God, and all other delays beyond the party's reasonable control, provided that such party gives prompt written notice of such Force Majeure to the other party within five (5) business days. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than thirty (30) days.

         15.4 SEVERABILITY. In the event that any provision in this Agreement will be subject to an interpretation under which it would be void or unenforceable, such provisions will be construed so as to constitute it a valid and enforceable provision to the fullest extent possible, and in the event that it cannot be so construed, it will, to that extent, be deemed deleted and separable from the other provisions of this Agreement, which will remain in full force and effect and will be construed to effectuate its purposes to the maximum legal extent.

         15.5 INDEPENDENT CONTRACTORS. Distributor will be deemed to have the status of an independent contractor, and nothing in this Agreement will be deemed to place the parties in the relationship of employer-employee, principal-agent, partners or joint venturers. Unless otherwise indicated herein, each party will bear its own costs, expenses and liabilities arising under this Agreement. Distributor will be responsible for paying its own payroll taxes, disability insurance payments, unemployment taxes and other similar taxes or charges hereunder.

         15.6 GOVERNING LAW AND VENUE. This Agreement will be construed in accordance with the substantive laws of the State of California, excluding its conflict of law rules. The parties agree that the provisions of the U.N. Convention for the International Sale of Goods will not apply to this Agreement. The venue for any judicial proceeding will exclusively be in the state and federal courts located in the County of Santa Clara, California. Distributor hereby irrevocably submits to the jurisdiction of such courts.

         15.7 HEADINGS AND PRESUMPTIONS. The headings of the sections of this Agreement are provided for convenience only and will not be used to limit or construe the contents of this Agreement. As this Agreement is a negotiated agreement, there will be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it. The English version of this Agreement will control, and Distributor waives any right it may have under the law of the Territory to have this Agreement written in a language other than English.

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         15.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original Agreement for all purposes and which collectively will constitute one and the same Agreement.

     15.9 REMEDIES. Unless expressly set forth to the contrary, either party's election of any remedies provided for in this Agreement will not be exclusive of any other remedies available hereunder or otherwise at law or in equity, and all such remedies will be deemed to be cumulative.

     15.10 INJUNCTIVE RELIEF. Distributor acknowledges that any breach of this Agreement would cause irreparable harm to Accolade that could not be remedied by the payment of monetary damages alone. Accordingly, Distributor agrees and acknowledges that Accolade will be entitled to preliminary and permanent injunctive relief and other equitable relief for any such breach of this Agreement by Distributor.

     15.11 ARBITRATION.

         (a) BINDING; RULES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, will be settled by binding arbitration in San Jose, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Any such arbitration will be conducted in English. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction.

         (b) PROCEDURE. Either party may initiate such an arbitration by giving the other party written notice of such arbitration, specifying, in reasonable detail, the dispute to be resolved thereby. Each such arbitration will be conducted by a single arbitrator, who will, to the extent possible, have experience in, or with respect to, the software industry. The determination of the arbitrator with respect to any dispute will be conclusive and binding on the parties, and the arbitrator will have the right to award attorneys' fees and costs, including, but not limited to, the costs of the arbitration, to the prevailing party. Except to the extent determined otherwise by the arbitrator, each of the parties will be obligated to pay one half of the fees and costs of the AAA and the arbitrator with respect to each arbitration.

         (c) OTHER REMEDIES. Notwithstanding the foregoing, each party will have the right to seek injunctive relief from a court of competent jurisdiction pursuant to Section 15.10.

     15.12 COMPLETE AGREEMENT. WAIVER, AND MODIFICATION. This Agreement and the attached exhibits, which are incorporated into this Agreement by this reference, constitute the complete and exclusive understanding between the parties with respect to the subject matter hereof, superseding all prior negotiations, preliminary agreements, correspondence or understandings, written or oral. No waiver or modification of any provision of this Agreement will be binding unless it is in writing and signed by each of the parties. No waiver of a breach hereof will be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ACCOLADE, INC.                         NEW WORLD INTERACTIVE

By: /s/ ILLEGIBLE                      By:  /s/ EZRA HOMSANY
  -----------------------------            ------------------------------

Printed Name: ILLEGIBLE                Printed Name:  Ezra Homsany
             ------------------                       -------------------

Title: EVP                             Title: PRESIDENT
      -------------------------               ---------------------------

Date: 3/7/97                           Date: 2/28/97

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


                                    EXHIBIT A

Initial Titles and release dates:
1. Eradicator- For play on IBM and IBM compatible PC systems only. Including all patches and upgrades now existing or released in the future, but does not include sequels. Release Date: November 15, 1996

2. Test Drive Off Road - For play on IBM and IBM compatible PC systems only. Including all patches and upgrades now existing or released in the future, but does not include sequels. Release Date: March 28, 1997

Localized Version Specification:
To be localized for Spanish and Portuguese speaking countries.

Proprietary/Legal Notices:
ERADICATOR(TM) and (C) 1996 Accolade, Inc. All rights reserved.
Distributed by New World Interactive.

Test Drive(TM) and (C) 1996 Accolade, Inc. All rights reserved. Developed by Elite Systems. Distributed by New World Interactive. The Land Rover name and logo are trademarks of Rover Group Limited used under license. Hummer and Humvee are the registered trademarks of AM General Corporation. JEEP and the Jeep Grille design are registered trademarks of Chrysler Corporation, USA and are used under license. (C) CHRYSLER CORPORATION 1996. Chevrolet K-1500 Z71 and Body Design are trademarks of Cheverolet Motor Division, General Motors Corporation, used under license to Accolade, Inc.

Extent of Localization:
Notwithstanding anything in this Agreement to the contrary, at Distributor's option, "Localized Version" may be a fully localized version (all software and written materials are translated) or a partially localized version (where all written materials are translated, but the software is the English version).

                                       20

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                                    EXHIBIT B

1. Titles: Eradicator (TM)
           Test Drive Off Road(TM)

2. Royalties: U.S.$10.00/unit for all sales of Eradicator
              33% of wholesale revenue of all sales for all other titles

3. Advances:  A. Eradicator:
              1. U.S. $50,000 total advance
              2. U.S. $10,000 to be paid no later than February 28, 1997
                 U.S. $20,000 to be paid no later than February 28, 1997 U.S. $20,000 to be paid no later than February 28, 1997

              B. Test Drive Off Road:
              1. U.S. $50,000 total advance
              2. U.S. $10,000 to be paid no later than February 28, 1997
                 U.S. $20,000 to be paid no later than May 31, 1997
                 U.S. $20,000 to be paid no later than June 30, 1997

4. Minimum Guarantee: Five Thousand (5,000) units per Title, Ten Thousand (10,000) total, during the initial two (2) year term.

5. Royalties: The Distributor shall have the exclusive right within the Territory to distribute the localized version, and the Distributor shall have the non-exclusive right to distribute the Title through original equipment manufacturers ("OEM") provided that all OEM transactions are subject to Accolade's prior written consent which Accolade may withhold in its sole discretion. Distributor agrees to pay Accolade forty-five percent (45%) of the Net Receipts received by Distributor from OEM sales. If Accolade elects to grant worldwide exclusive OEM rights to a third party, Distributor agrees that all further OEM distribution in the Territory shall be done through Accolade or its designee, subject to Distributor receiving forty-five percent (45%) of Accolade's Net Receipts from OEM sales. Accolade further retains all of its rights to distribute in the Territory during the term of the Agreement, an OEM English version of the Title without any payment due to Distributor.

6. Distributor shall be entitled to purchase the English version of the Title for distribution in the Territory only until such time as the localized version is completed. Accolade agrees to sell the English version of the Title to Distributor at Accolade's U.S. wholesale cost less forty percent (40%). Any purchases of the English version of the Title by Distributor shall not be credited against the advances paid under this Agreement.

                                    EXHIBIT C

The Deliverables

Partial localization:

1. All the artwork files used in the final version of the packaging, including fonts, graphics, logos and a list of software tools used to create the packaging and sales materials.
2. Five samples of every item used for marketing including sell sheets, press releases and POP.
3.  Copies of reviews by the press
4.  Fifteen samples, disk only, of the English finished product.
5. A sample of the finished packaging including the box, manual, manual cover, CD lable, CD jacket, CD insert, quick reference card, etc. as soon as these materials are ready.
6. Five copies of the shrinkwraped finished goods including all collateral materials

Full Localization:

All the items above plus:

1 Localization kit or the complete source code of the final version of the title (which is currently on the market), maintaining the original structures of the directories, and ready to be compiled.
2. Original script, dialog script, screen text, printed text and in-game text including installation instructions and dialog boxes.
3.  The voice script used in the final version.
4. The complete list of software programs and tools required to complete the localization and used in the development of the title.
5.  Localization instructions.
6.  A list of all files containing text to be translated.
7. All the background sound effects and background audio tracks minus voice-overs where required to complete localizations.
8.  All the still images and pictures required to complete the localization.
9.  All the fonts required to complete the localization of the title.

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